Exhibit 6.9

FINANCING AND SECURITY AGREEMENT

INTRODUCTION

This Financing and Security Agreement (“Agreement”) is made and entered into on June  13, 2019 by and between SOCIALCOM INC. (“Borrower”), and Fast Pay Partners LLC, a Delaware limited liability company (“Lender”). Borrower has agreed to sell and Lender has agreed to purchase Accounts for which Lender will make Advances of the Purchase Price. Lender is agreeable to providing this facility, provided that Borrower agrees to the provisions of this Agreement.

GENERAL RATES AND FEES
The items referenced below are subject to and defined within the provisions of this Agreement:
(a)	Maximum Line Amount: Ten Million Dollars ($10,000,000.00)
(b)	Advance Rate: 85% of gross value of Invoices
(c)	Minimum Invoice Size: One hundred dollars ($100); provided each individual Advance hereunder must be at least five thousand dollars ($5,000)
(d)

Initial Financing Fee: A flat fee equal to 1/12 multiplied by the Facility Rate, based on the net amount Advanced with respect to any Invoice for a Purchased Account (or the net amount Advanced for Advances not tied to any Invoice), for the initial 30-day period

(e)

Additional Financing Fee: A monthly rate equivalent to 1/12 multiplied by the Facility Rate, prorated daily on the net amount Advanced outstanding with respect to any Invoice for a Purchased Account (or the net amount Advanced outstanding for Advances not tied to any Invoice), commencing on day 31.   For the  purposes of this Agreement, “Facility Rate” means the sum of: (x) the LIBOR Rate plus (y) 6.50% per annum; provided, on and after any time Borrower has not complied with clause (l) below or Section 12.12 herein, the Facility Rate shall increase to the sum of: (i) the LIBOR Rate plus (y) 7.25% per annum.

(f)

Misdirected Payment Fee: Repayment of all Advances must be paid by the Account Debtor directly to Lender. In the event an Account Debtor fails to pay Lender directly, Lender will provide Borrower a grace period of five (5) business days to notify Lender of any Misdirected Payment and to forward the full amount of the Misdirected Payment to Lender otherwise Borrower may be assessed a Misdirected Payment Fee equaling 20% of the amount of such payment.

(g)

Concentration Limit: The percentage of any debt from a single Account Debtor over the total amount outstanding from Borrower’s Purchased Accounts must remain below 25%. In the event the percentage exceeds the foregoing limit, Lender may exercise its right not to purchase more accounts from said Account Debtor.

(h)	Non-Refundable Deposit: $15,000. Lender acknowledges prior receipt of such Non-Refundable Deposit.
(i)	Wire Fee: An amount equal to Thirty-Five Dollars ($35.00) to cover fees and costs associated with incoming and outgoing wire transfers to/from the Lockbox or as between Lender/Borrower.
(j)

Termination: Subject to a fee equal to 2% of the Maximum Line Amount with respect to any termination of this Agreement prior to the 2nd anniversary of the date hereof (the “Early Termination Fee”), Borrower may terminate this Agreement at any time upon 60 days prior written notice to Lender whereupon this Agreement shall terminate upon successful repayment of all outstanding Obligations.

(k)

Minimum Utilization: Beginning on the 31st day after the date hereof, Borrower shall at all times utilize at least 20% of the Maximum Line Amount. The Financing Fees otherwise set forth herein shall be adjusted to reflect such minimum utilization.

(l)

Payment Services Covenant: Borrower shall at all times submit to Lender all of Borrower’s accounts payable and vendor payments through Lender and/or Lender’s affiliates’ payments platform as set forth in the ePay Agreement.

SIGNATURES

By their signatures below, the parties represent they have read, understand and agree to be bound by the Financing and Security Agreement, including the Standard Terms and Conditions referenced herein.

BORROWER AND LENDER have executed this Agreement through their authorized officers as of the date set forth above.

“BORROWER” SOCIALCOM INC. /s/ Reeve Benaron Name: Reeve Benaron Title: CEO	“LENDER” Fast Pay Partners LLC /s/ Secil Baysal Name: Secil Baysal Title: Chief Operating Officer
Contact Information: Socialcom Inc. 13468 Beach Ave Marina del Rey, CA 90292 Ph: 310-289-4477 e-mail: rcarhart@audiencex.com	Contact Information: Fast Pay Partners LLC 8201 Beverly Blvd, Suite 600 Los Angeles, CA 90048 Ph: (310) 651-9201 e-mail: legal@gofastpay.com

Banking Information:

Bank:

Address:

ABA or Swift #:

Account #:

FINANCING AND SECURITY AGREEMENT STANDARD TERMS AND CONDITIONS

1. Sale; Purchase Price; Billing

1.1. Assignment and Sale

1.1.1. Borrower shall offer to sell to Lender as absolute owner, with full recourse, such of Borrower's Accounts as submitted to Lender for purchase.

1.1.2. Each Account submitted by Borrower for purchase shall be accompanied by such documentation supporting and evidencing the Account.

1.1.3. Lender may not purchase any Account which will cause the unpaid balance of Purchased Accounts to exceed the Maximum Line Amount.

1.1.4. Accounts submitted to Lender must exceed Minimum Invoice Size as stated within the General Rates and Fees, except as otherwise agreed by both parties in an Authenticated Record.

1.1.5. Lender shall pay the Purchase Price, of any Purchased Account, less any amounts due to Lender from Borrower, including, without limitation, any amounts due under Sections 2.1 and 3.1 hereof, to Borrower within five (5) business days of the Purchase Date, whereupon the Accounts shall be deemed purchased hereunder.

1.1.6. Upon execution of this Agreement, Borrower shall pay the Closing Fee.

1.1.7. All Purchases shall be made at the absolute sole discretion of the Lender.

1.2. Redirection of Payments. Lender may send a monthly statement to all Payors itemizing their account activity during the preceding billing period. All Payors will be instructed to make payments to Lender.

2. Reserve Account

2.1. Borrower shall pay to Lender on demand the amount of any Reserve Shortfall.

2.2. Upon request of the Borrower, Lender shall pay to Borrower any amount by which the Reserve Account exceeds the Required Reserve, unless reserve is necessary to cover other Obligations of the Borrower.

2.3. Lender may charge the Reserve Account with any Obligation.

2.4. Lender may pay any amounts due Borrower hereunder by a credit to the Reserve Account.

2.5. Lender may retain the Reserve Account until Complete Termination.

3. Exposed Payments

3.1. Upon termination of this Agreement Borrower shall pay to Lender (or Lender may retain), to hold in a non-segregated non-interest bearing account, the amount of all Exposed Payments (the “Preference Reserve”).

3.2. Lender may charge the Preference Reserve with the amount of any Exposed Payments that Lender pays to the bankruptcy estate, receivership estate, assignee for benefit of creditors, creditor body or representative of any of the foregoing of the Payor that made the Exposed Payment or on whose behalf such Exposed Payment was made, on account of a claim asserted under Sections 547, 548, 549 or 550 of the Bankruptcy Code or any equivalent type state or federal law, rule or regulation.

3.3. Lender shall refund to Borrower from time to time that balance of the Preference Reserve for which a claim under Sections 547, 548, 549 or 550 of the Bankruptcy Code or any equivalent type state or federal law, rule or regulation can no longer be asserted against the Exposed Payments due to the passage of the statute of limitations, settlement with the bankruptcy estate, receivership estate, assignee for benefit of creditors, creditor body or representative of any of the foregoing.

4. Authorization for Purchases. Subject to the terms and conditions of this Agreement, Lender is authorized to purchase Accounts upon telephonic, facsimile or other instructions received from anyone purporting to be an officer, employee or representative of Borrower.

5. Fees and Expenses. Borrower shall pay to Lender:

5.1. Financing Fee. The Initial Financing Fee and Additional Financing Fee shall be due on the date on which a Purchased Account is Closed. Financing Fees and interest hereunder are subject to upward adjustment in accordance with Section 12.8 herein and also shall include the additional Default Rate on the Obligations, at Lender’s sole election, upon the occurrence and continuance of an Event of Default.

5.2. Misdirected Payment Fee. Any Misdirected Payment Fee immediately upon its accrual.

5.3. Out-of-pocket Expenses. The out-of-pocket expenses directly incurred by Lender in the administration of this Agreement such as wire transfer fees (“Wire Fee”), postage and audit fees. So long as no Event of Default has occurred and is continuing, Borrower shall not be required to reimburse Lender for more than one (1) audit per twelve-month period.

6. Repurchase Of Accounts. Lender may require that Borrower repurchase, by payment of the then unpaid Face Amount thereof, together with any unpaid fees relating to the Purchased Account on demand, or, at Lender's option, by Lender's charge to the Reserve Account:

6.1. Any Purchased Account, the payment of which has been disputed by the Payor or the Account Debtor obligated thereon, Lender being under no obligation to determine the bona fide nature of such dispute;

6.2. Any Purchased Account regarding which Borrower has breached any representation or warranty as set forth in the Section 14.

6.3. Any Purchased Account owing from an Account Debtor or Payor which (a) in Lender’s reasonable credit judgment has become insolvent or (b) has indicated an inability or unwillingness to pay the Purchased Account when due;

6.4. All Purchased Accounts upon the occurrence of an Event of Default, or upon the termination date of this Agreement; and

6.5. Any Purchased Account that remains unpaid beyond the Late Payment Date.

7. Security Interest

7.1. As collateral securing the Obligations, Borrower grants to Lender a continuing first priority security interest in the Collateral.

8. Clearance Days. For all purposes under this Agreement, Clearance Days will be added to the date on which Lender receives any payment if such payment is received other than by wire directly to the Lockbox.

9. Authorization to Lender

9.1. Authorization: Borrower explicitly authorizes and grants to Lender the ability for Lender (acting through any of its employees, attorneys or agents) at any time, at its option but without obligation, with or without notice to Borrower, and at Borrower's sole expense, to do any or all of the following, in Borrower's name or otherwise until all of the Obligations have been paid in full:

9.1.1. Receive, take, endorse, assign, deliver, accept and deposit, in the name of Lender or Borrower, any and all proceeds of any Collateral securing the Obligations or the proceeds thereof;

9.1.2. Take or bring, in the name of Lender or Borrower, all steps, actions, suits or proceedings deemed by Lender necessary or desirable to effect collection of or other realization upon Lender’s Accounts;

9.1.3. With respect to any of the following established or issued for the benefit of Borrower, either individually or as a member of a class or group, file any claim under (a) any bond or (b) under any trust fund;

9.1.4. Pay any sums necessary to discharge any lien or encumbrance which is senior to Lender's security interest in any assets of Borrower, which sums shall be included as Obligations hereunder, and in connection with which sums the Late Charge shall accrue and shall be due and payable;

9.1.5. File in the name of Borrower or Lender or both: (a) Mechanic’s lien or related notices, or (b) Claims under any payment bond, in connection with goods or services sold by Borrower in connection with the improvement of realty;

9.1.6. Notify any Payor obligated with respect to any Account, that the underlying Account has been assigned to Lender by Borrower and that payment thereof is to be made to the order of and directly and solely to Lender;

9.1.7. Communicate directly with Borrower’s Payors to verify the amount and validity of any Account created by Borrower;

9.1.8. After an Event of Default: (a) Change the address for delivery of mail to Lender and to receive and open mail addressed to Borrower; (b) Extend the time of payment of, compromise or settle for cash, credit, return merchandise, and upon any terms or conditions, any and all Accounts and discharge or release any Account Debtor or other obligor (including filing of any public record releasing any lien granted to Borrower by such Account Debtor), without affecting any of the Obligations;

9.1.9 Any and all sums paid and any and all costs, expenses, liabilities, obligations and legal fees incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations. In no event shall Lender's rights under the foregoing authorization or any of Lender's other rights under this Agreement be deemed to indicate that Lender in control of the business, management of properties of Borrower;

9.1.10. File any initial financing statements and amendments thereto that: (a) Indicate the collateral as all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprised in the collateral falls within the scope of Article 9 of the UCC, or as being of an equal or lesser scope or with greater detail; (b) Contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether the Borrower is an organization, the type of organization, and any organization identification number issued to the Borrower and, (ii) in the case of a financing statement filed as a fixture filing or indicating collateral to be as-extracted collateral or timber to be cut, a sufficient description of real property to which the collateral relates; and (c) Contain a notification that the Borrower has granted a negative pledge to the Lender, and that any subsequent lienor may be tortuously interfering with Lender’s rights;

9.1.11. Advises third parties that any notification of Borrower’s Account Debtors will interfere with Lender’s collection rights; and

9.1.12. File any Correction Statement in the name of Borrower under Section 9-518 of the Uniform Commercial Code that Lender reasonably deems necessary to preserve its rights hereunder.

9.2. Borrower authorizes Lender to accept, endorse and deposit on behalf of Borrower any checks tendered by an account debtor “in full payment” of its obligation to Borrower. Borrower shall not assert against Lender any claim arising therefrom, irrespective of whether such action by Lender effects an accord and satisfaction of Borrower's claims, under §3-311 of the Uniform Commercial Code, or otherwise.

9.3. Borrower grants Lender ownership and full license to use any data collected during the Term of this contract provided that no personally identifiable information is disclosed to the public.

10. ACH Authorization.

10.1. In order to satisfy any of the Obligations, Borrower authorizes Lender to initiate electronic debit or credit entries through the ACH system to any deposit account maintained by Borrower. Lender shall provide Borrower with advance notice of its intention to initiate electronic debit entries of Borrower’s deposit account through the ACH system. Such notice may be provided electronically. If an ACH debit request is not honored by the financial institution, for any reason, Borrower agrees to immediately pay, in the form of a check, money order or cash, such sums as are necessary to bring the balance then due hereunder current, and Borrower will be subject to such fees or charges for non-payment, as if Client had delivered a NSF check or made no payment to Lender.

10.2. Borrower is not required to sign this Authorization as a condition to obtaining any extension of credit from Lender. This Authorization is made at Borrower’s request to aid its ability to timely pay amounts due Lender.

10.3 Lender shall be permitted to: (a) disseminate a form of “tombstone” and other related marketing materials or press releases publicly disclosing the transaction subject to this Agreement and (b) market its and its affiliates’ services to Borrower’s vendors in connection with the rendering of the services under the ePay Agreement.

11. Electronic Transactions Authorization. The Parties agree that all business between one another shall be conducted by electronic means and adopt the provisions of the California Uniform Electronic Transactions Act (UETA) as set forth in California Civil Code, Division 3, Part 2, Title 2.5, Sections 1633.1 – 1633.17, inclusive. Each document that is subject to or provided in furtherance of this Agreement, all documents provided in furtherance thereof, as amended, modified or supplemented from time to time that a party has sent to the other by electronic means or the Borrower has clicked to approve to adopt this Agreement or Borrower submits through the Online Reporting System shall be intended as and constitute an original and deemed to contain a valid signature for all purposes acknowledging and consenting to the terms of the agreement applicable thereto. In furtherance of the above, the Borrower hereby authorizes Lender to regard the Borrower’s printed name or electronic approval for any document, agreement, assignment schedules or invoices as the equivalent of a manual signature by one of the Borrower's authorized officers or agents. The Borrower’s failure to promptly deliver to Lender any schedule, report, statement, writing or other information (“Record”) required by this Agreement or any document related hereto shall not affect, diminish, modify or otherwise limit Lender’s security interests in the Collateral. Lender may rely upon, and assume the authenticity of, any such electronic approval, and any material applicable to such approval as the duly confirmed, authorized and approved signature of the Borrower by the person approving same, shall constitute an “authenticated” record for all purposes (including, without limitation, the Uniform Commercial Code) and shall satisfy the requirements of any applicable statute of frauds. Borrower is not required to agree to conduct business pursuant to the UETA and the purchase of Accounts of Advance being granted in furtherance of this Agreement is not conditioned upon Borrower agreeing to conduct business in accordance with the UETA. Borrower may terminate this Electronic Transactions Authorization by providing Lender with not less than ten (10) days written notice as provided in Section 35.1, below. Thereafter, Borrower shall incur and be responsible to pay Lender a “Manual Reporting Fee” for any Record when submitted to Lender.

12. Covenants By Borrower

12.1. After written notice by Lender to Borrower, and automatically, without notice, after an Event of Default, Borrower shall not, without the prior written consent of Lender in each instance, (a) grant any extension of time for payment of any of its Accounts, (b) compromise or settle any of its Accounts for less than the full amount thereof, (c) release in whole or in part any Payor, or (d) grant any credits, discounts, allowances, deductions, return authorizations or the like with respect to any of the Accounts.

12.2. From time to time as requested by Lender, at the sole expense of Borrower, Lender or its designee shall have access, during reasonable business hours if prior to an Event of Default and at any time if on or after an Event of Default, to all premises where Collateral is located for the purposes of inspecting (and removing, if after the occurrence of an Event of Default) any of the Collateral, including Borrower's books and records, and Borrower shall permit Lender or its designee to make copies of such books and records or extracts therefrom as Lender may request. Without expense to Lender, Lender may use any of Borrower's personnel, equipment, including computer equipment, programs, printed output and computer readable media, supplies and premises for the collection of accounts and realization on other Collateral as Lender, in its sole discretion, deems appropriate. Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to Lender at Borrower's expense all financial information, books and records, work papers, management reports and other information in their possession relating to Borrower.

12.3. Before sending any Invoice to an Account Debtor, Borrower shall mark same with a notice of assignment as may be required by Lender.

12.4. Borrower shall pay when due all payroll and other taxes, and shall provide proof thereof to Lender in such form as Lender shall reasonably require.

12.5. Borrower shall not: (a) create, incur, assume or permit to exist, any lien upon or with respect to any assets in which Lender now or hereafter holds as a security interest or (b) except as disclosed on Schedule 12.5 attached hereto and not to exceed the applicable maximum principal amount(s) listed thereunder, incur any indebtedness for borrowed money.

12.6. Notwithstanding Borrower’s obligation to pay the Misdirected Payment Fee, Borrower shall pay to Lender on the next banking day following the date of receipt by Borrower, the amount of any payment on account of a Purchased Account.

12.7. Avoidance Claims

12.7.1. Borrower shall indemnify Lender from any loss (including defense costs, expenses and legal fees) arising out of the assertion, defense, or judgment or otherwise of any Avoidance Claim, and shall pay to Lender on demand the amount thereof.

12.7.2. Borrower shall notify Lender within two business days after Borrower becomes aware of the assertion of an Avoidance Claim.

12.7.3. This provision shall survive termination of this Agreement.

12.8. Minimum Utilization. Borrower shall at all times cause the aggregate gross value of Accounts purchased hereunder to be equal or greater than the amount set forth in the General Rates and Fees; any violation of the foregoing covenant shall cause the Financing Fees owed hereunder by Borrower to be equal to the fees that would have accrued had Borrower not violated this clause.

12.9. No ACH Debit Block. Borrower shall at all times maintain each of its deposit accounts in a manner that allows Lender to utilize the ACH authorization set forth in Section 10 or otherwise herein. Borrower shall not use any ACH debit block or any other service or functionality that prevents Lender from initiating and completing electronic debit or credit entries through the ACH system to any deposit account maintained by Borrower.

12.10 Disposal of Assets or Change of Control. Borrower shall not convey, sell, lease, license, assign, transfer, or otherwise dispose any of its assets in a manner not in the ordinary-course-of-business. Borrower shall also notify Lender promptly, and in any event at least thirty (30) days prior to the date of any transaction that results or would result in a Change of Control.

12.11 Financial Reporting. Borrower shall provide to Lender:

(a) within 30 days of each calendar month end, financial statements and accounts payable aging reports of Borrower and its subsidiaries for such month on a consolidated and consolidating basis, in accordance with Generally Accepted Accounting Principles and otherwise in form reasonably acceptable to Lender; and

(b) promptly upon request by Lender, any other financial reporting or information reasonably requested by Lender.

12.12 Payment Services Covenant. Borrower shall at all times this Agreement is in effect:

(a) not terminate the ePay Agreement; and

(b) abide by the payment services covenant set forth in the General Rates and Fees.

12.13 Registration of Intellectual Property. Borrower shall not register any of its patents, copyrights, or trademarks with any federal registry, including but not limited to the United States Patent and Trademark Office (“USPTO”) or the United States Copyright Office (“USCO”), except to the extent that such registrations are subject to a security agreement filed with such federal registry, USPTO, or USCO, as applicable in favor of Lender as secured party, in form and substance acceptable to Lender in its sole discretion.

13. Account Disputes. Borrower shall notify Lender promptly of and, if requested by Lender, will settle all disputes concerning any Purchased Account, at Borrower's sole cost and expense. Lender may, but is not required to, attempt to settle, compromise, or litigate (collectively, “Resolve”) the dispute upon such terms, as Lender in its sole discretion deem advisable, for Borrower's account and risk and at Borrower's sole expense. Upon the occurrence of an Event of Default, Lender may Resolve such issues with respect to any Account of Borrower.

14. Representation and Warranties. Borrower represents and warrants that:

14.1. Existence and Power. If Borrower is a partnership, limited liability company, or corporation, Borrower is and will continue to be duly authorized, validly existing and in good standing under the laws of the jurisdiction of its organization until all of the Obligations have been paid in full. Borrower is and will continue to be qualified and licensed in all jurisdictions in which the nature of the business transacted by it, or the ownership or leasing of its property, make such qualification of licensing necessary, and Borrower has and will continue to have all requisite power and authority to carry on its business as it is now, or may hereafter be, conducted.

14.2. Authority. Borrower is, and will continue to be, duly empowered and authorized to enter into, and grant security interests in its property, pursuant to and perform its obligations under, this Agreement, and all other instruments and transactions contemplated hereby or relating hereto. The execution, delivery and performance by Borrower of this Agreement, and all other instruments and transactions contemplated hereby or relating hereto, have been duly and validly authorized, are enforceable against the Borrower in accordance with their terms, and do not and will not violate any law or any provision of, nor be grounds for acceleration under, any agreement, indenture, note or instrument which is binding upon Borrower, or any of its property, including without limitation, Borrower's Operating Agreement, Partnership Agreement, Articles of Incorporation, By-Laws and any Shareholder Agreements (as applicable).

14.3. Name; Trade Names and Styles. Borrower has set forth above Borrower’s absolutely true and correct name. Listed on Schedule 14.3 is each prior true name of Borrower and each fictitious name, trade name and trade style by which Borrower has been, or is now known, or has previously transacted, or now transacts business, as aforementioned noted. Borrower shall provide Lender with thirty (30) days advance written notice before changing its legal name or doing business under any other name, fictitious name, trade name, or trade style. Borrower has complied, and will hereafter comply, with all laws relating to the conduct of business under, the ownership of property in, and the renewal or continuation of the right to use, a corporate, fictitious or trade name or trade style.

14.4 Place and Nature of Business; Location of Collateral. Borrower does not engage in any Restricted Industry. Borrower's books and records including, but not limited to, the books and records relating to Borrower's Accounts, are and will be kept and maintained at Borrower's Address unless and until Lender otherwise consents in writing. In addition to Borrower's Address, Borrower has places of Business and Collateral located only at the following locations, as aforementioned noted. Borrower will provide Lender with at least thirty (30) days advance written notice in the event Borrower moves the Collateral, or obtains, opens or maintains any new or additional place(s) for the conduct of Borrower's business or the location of any Collateral, or closes any existing place of business.

14.5 Title to Collateral; Liens. With the exception of Accounts Purchased hereunder where title vests with Lender, Borrower is now, and will at all times hereafter be, the true, lawful and sole owner of all the Collateral., except for the security interest granted to Lender the Collateral now is and will hereafter remain, free and clear of any and all liens, charges, security interests, encumbrances and adverse claims. Except as expressly provided to the contrary in this Section, Lender now has, and will hereafter continue to have, a fully perfected and enforceable first priority security interest in all of the Collateral, and Borrower will at all times defend Lender and the Collateral against all claims and demands of others.

14.6. Each and every Purchased Account sold and assigned to Lender shall, on the date the assignment is made and thereafter, comply with all of the following representations, warranties and covenants: (a) each Purchased Account represents an undisputed bona fide existing unconditional obligation of the Account Debtor created by the sale, delivery, and acceptance of goods or the rendition of services in the ordinary course of Borrower's business; (b) each Purchased Account is owned by Borrower free and clear of any and all deductions, disputes, liens, security interests and encumbrances; (c) the Account Debtor has received and accepted the goods sold and services rendered which created the Purchased Account and the invoice therefor and will pay the same without any dispute; (d) no Account Debtor on any Purchased Account is a shareholder, director, partner or agent of Borrower, or is a person or entity controlling, controlled by or under common control with Borrower, or is engaged in a Restricted Industry; and (e) no Purchased Account is owed by an Account Debtor to whom Borrower is or may become liable in connection with goods sold or services rendered by the Account Debtor to Borrower or any other transaction or dealing between the Account Debtor and Borrower. Immediately upon discovery by Borrower that any of the foregoing representations, warranties, or covenants are or have become untrue with respect to any Purchased Account, Borrower shall immediately give written notice thereof to Lender.

14.7. Borrower has not received notice or otherwise learned of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding Purchased Accounts.

14.8 Intellectual Property. Except as disclosed on Schedule 14.8 attached hereto, Borrower does not have any registered patents, copyrights, trademarks, or material licenses to use trademarks, patents and copyrights of others (excluding off-the-shelf or shrinkwrap licenses).

15. Indemnification. Borrower agrees to indemnify Lender against and save Lender harmless from any and all manner of suits, claims, liabilities, demands and expenses (including reasonable legal fees and collection costs) resulting from or arising out of this Agreement, whether directly or indirectly, including the transactions or relationships contemplated hereby (including the enforcement of this Agreement), and any failure by Borrower to perform or observe its obligations under this Agreement.

16. Disclaimer of Liability. In no event will Lender be liable to Borrower for any lost profits, lost savings or other consequential, incidental or special damages resulting from or arising out of or in connection with this Agreement, the transactions or relationships contemplated hereby or Lender's performance or failure to perform hereunder, even if Lender has been advised of the possibility of such damages.

17. Default

17.1. Events of Default. The occurrence of any one of more of the following shall constitute an Event of Default hereunder: (a) Borrower fails to pay or perform any Obligation as and when due; (b) there shall be commenced by or against Borrower any voluntary or involuntary case under the United States Bankruptcy Code, or any assignment for the benefit of creditors, or appointment of a receiver or custodian for any of its assets, or Borrower makes or sends notice of a bulk transfer; (c) Borrower or any guarantor of the Obligations shall become insolvent in that its debts are greater than the fair value of its assets, or Borrower is generally not paying its debts as they become due or is left with unreasonably small capital; (d) any lien, garnishment, attachment, execution or the like is issued against or attaches to the Borrower, the Purchased Accounts, or the Collateral; (e) Borrower shall breach any covenant, agreement, warranty, or representation set forth herein; (f) Borrower delivers any document, financial statement, schedule or report to Lender which is false or incorrect in any material respect; (g) Lender, at any time, acting in good faith and in a commercially reasonable manner, deems itself insecure with respect to the prospect of repayment or performance of the Obligations; (h) any present or future guarantor of the Obligations revokes, terminates or fails to perform any of the terms of any guaranty, endorsement or other agreement of such party in favor of Lender or any affiliate of Lender or shall notify Lender of its intention to rescind, modify, terminate or revoke any guaranty of the Obligations, or any such guaranty shall cease to be in full force and effect for any reason whatever; or (i) the termination of any ePay Agreement or the occurrence of any default by Borrower under any ePay Agreement.

17.2. Waiver of Notice. LENDER'S FAILURE TO CHARGE OR ACCRUE INTEREST OR FEES AT ANY “DEFAULT” OR “PAST DUE” RATE SHALL NOT BE DEEMED A WAIVER BY LENDER OF ITS CLAIM THERETO.

17.2.1. The failure of Lender at any time or times hereafter to require Borrower strictly to comply with any of the provisions, warranties, terms or conditions of this Agreement or any other present or future instrument or agreement between Borrower and Lender shall not waive or diminish any right of Lender thereafter to demand and receive strict compliance therewith and with any other provision warranty, term and condition; and any waiver of any default shall not waive or affect any other default, whether prior or subsequent thereto and whether of the same or of a different type. None of the provisions, warranties, terms or conditions of this Agreement or other instrument or agreement now or hereafter executed by Borrower and delivered to Lender shall be deemed to have been waived by any act or knowledge of Lender or its agents or employees, but only by a specific written waiver signed by an officer of Lender and delivered to Borrower. Borrower waives any and all notices or demands which Borrower might be entitled to receive with respect to this Agreement, or any other agreement by virtue of any applicable law. Borrower hereby waives demand, protest, notice of protest and notice of default or dishonor, notice of payment and nonpayment, release, compromise, settlement, extension or renewal of any commercial paper, instrument, Account, general intangible, document or guaranty at any time held by Lender on which Borrower is or may in any way be liable, and notice of any action taken by Lender unless expressly required by this Agreement. Borrower hereby ratifies and confirms whatever Lender may do pursuant to this Agreement and agrees that Lender shall not be liable for the safekeeping of the Collateral or any loss or damage thereto, or diminution in value thereof, from any cause whatsoever, any act or omission of any carrier, warehouseman, bailee, forwarding agent or other person, or any act of commission or any omission by Lender or its officers, employees, agents, or attorneys, or any of its or their errors of judgment or mistakes of fact or of law.

17.3. Effect of Default

17.3.1. Upon the occurrence of any Event of Default, in addition to any rights Lender has under this Agreement or applicable law, Lender may immediately terminate this Agreement, at which time all Obligations shall immediately become due and payable without notice.

17.3.2. The Late Charge shall accrue and is payable on demand on any Obligation not paid when due.

18. Remedies

18.1 Generally. Upon the occurrence of any Event of Default, and at any time thereafter, Lender, at its option, and without notice or demand of any kind (all of which are hereby expressly waived by Borrower) may do any one or more of the following: (a) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, and any other document or agreement; (b) Accelerate and declare all or any part of the Obligations to be immediately due, payable, and performable, notwithstanding any deferred or installment payments allowed by any instrument evidencing or relating to any Obligation as well as charging the Default Rate on the Obligations above and in addition to any applicable rate hereunder; (c) Take possession of any or all of the Collateral wherever it may be found, and for that purpose Borrower hereby authorizes Lender without judicial process to enter onto any of the Borrower's premises without hindrance to search for, take possession of, keep, store, or remove any of the Collateral and remain on such premises or cause a custodian to remain thereon in exclusive control thereof without charge for so long as Lender deems necessary in order to complete the enforcement of its rights under this Agreement or any other agreement; provided, however, that should Lender seek to take possession of any or all of the Collateral by Court process or through a receiver, Borrower hereby irrevocable waives: (i) any bond and any surety or security relating thereto required by any statute, court rule or otherwise as an incident to such possession; (ii) any demand for possession prior to the commencement of any suit or action to recover possession thereof; and (iii) any requirement that Lender retain possession of and not dispose of any such Collateral until after trial or final judgment; (d) Require Borrower to assemble any or all of the Collateral and make it available to Lender at a place or places to be designated by Lender which is reasonably convenient to Lender and Borrower, and to remove the Collateral to such locations as Lender may deem advisable; (e) Place a receiver in exclusive control of Borrower’s business and/or any or all of the Collateral, in order to assist Lender in enforcing its rights and remedies; (f) Sell, reclaim, lease or otherwise dispose of all or any portion of the Collateral in its condition at the time Lender obtains possession or after further manufacturing, processing or repair; at any one or more public and/or private sale(s) (including execution sales); in lots or in bulk; for cash, exchange for other property or on credit; and to adjourn any such sale from time to time without notice other than oral announcement at the time scheduled for sale. Lender shall have the right to conduct such disposition on Borrower's premises without charge for such time or times as Lender deems fit, or on Lender's premises, or elsewhere and the Collateral need not be located at the place of disposition. Lender may directly or through any affiliated company purchase or lease any Collateral at any such public disposition and, if permissible under applicable law, at any private disposition. Any sale or other disposition of Collateral shall not relieve Borrower of any liability Borrower may have if any Collateral is defective as to title or physical condition at the time of sale; (g) Demand payment of, and collect any Accounts, Instruments, Chattel Paper, Supporting Obligations and General Intangibles comprising part or all of the Collateral; or (h) Demand and receive possession of any of Borrower's federal and state income tax returns and the books, records and accounts utilized in the preparation thereof or referring thereto. Any and all legal fees, expenses, costs, liabilities and obligations incurred by Lender with respect to the foregoing shall be added to and become part of the Obligations and shall be due on demand.

18.2 Application of Proceeds. The proceeds received by Lender from the disposition of or collection of any of the Collateral shall be applied to such extent and in such manner as Lender shall determine in its sole discretion. If any deficiency shall arise, Borrower shall remain liable to Lender therefore. In the event that, as a result of the disposition of any of the Collateral, Lender directly or indirectly enters into a credit transaction with any third party, Lender shall have the option, exercisable at any time, in its sole discretion, of either reducing the Obligations by the principal amount of such credit transaction or deferring the reduction thereof until the actual receipt by Lender of cash therefore from such third party.

18.3 Online Access. Upon an Event of Default, all of Borrower’s rights and access to any online internet services that Lender makes available to Borrower shall be provisional pending Borrower’s curing of all such Events of Default. During such period of time, Lender may limit or terminate Borrower’s access to online services. Borrower acknowledges that the information Lender makes available to Borrower through online internet access, both before and after an Event of Default, constitutes and satisfies any duty to respond to a request for accounting or request regarding a statement of account that is referenced in the Uniform Commercial Code as enacted in the State of California.

18.4 Standards of Commercial Reasonableness. After an Event of Default, the parties acknowledge that it shall be presumed commercially reasonable and Lender shall have no duty to undertake to collect any Account, including those in which Lender receives information from an Account Debtor that a dispute exists. Furthermore, in the event Lender undertakes to collect or enforce an obligation of an Account Debtor or any other person obligated on the Collateral and ascertains that the possibility of collection is outweighed by the likely costs and expenses that will be incurred, Lender may at any such time cease any further collection efforts and such action shall be considered commercially reasonable. Before Borrower may, under any circumstances, seek to hold Lender responsible for taking any commercially unreasonable action, Borrower shall first notify Lender in writing, of all of the reasons why Borrower believes Lender has acted in any commercially unreasonable manner and advise Lender of the action that Borrower believes Lender should take.

18.5 Remedies Cumulative. In addition to the rights and remedies set forth in this Agreement, Lender shall have all other rights and remedies accorded a secured party under the Uniform Commercial Code as enacted in California and under any and all other applicable laws and in any other instrument or agreement now or hereafter entered into between Lender and Borrower and all of such rights and remedies are cumulative and none is exclusive. Exercise or partial exercise by Lender of one or more of its rights or remedies shall not be deemed an election, nor bar Lender from subsequent exercise or partial exercise of any other rights or remedies. The failure or delay of Lender to exercise any rights or remedies shall not operate as a waiver thereof, but all rights and remedies shall continue in full force and effect until all of the Obligations have been fully paid and performed.

19. Account Stated. Lender shall render to Borrower a statement setting forth the transactions arising hereunder. Each statement shall be considered correct and binding upon Borrower as an account stated, except to the extent that Lender receives, within sixty (60) days after the mailing of such statement, written notice from Borrower of any specific exceptions by Borrower to that statement, and then it shall be binding against Borrower as to any items to which it has not objected.

20. Amendment and Waiver. Only a writing signed by all parties hereto may amend this Agreement. No failure or delay in exercising any right hereunder shall impair any such right that Lender may have, nor shall any waiver by Lender hereunder be deemed a waiver of any default or breach subsequently occurring. Lender’s rights and remedies herein are cumulative and not exclusive of each other or of any rights or remedies that Lender would otherwise have.

21. Termination; Effective Date.

21.1. Subject to the Early Termination Fee, this Agreement will be effective on the date it is signed by the Parties, shall continue for the Term, and shall be automatically extended for successive Terms unless Borrower shall provide 60 days prior written notice to Lender of its intention to terminate whereupon this Agreement shall terminate on the date set forth in said notice (an “Early Termination Date”) upon successful repayment of all outstanding Obligations.

21.2. Lender may terminate this Agreement and demand immediate payment of all outstanding Obligations at any time and for any reason.

22. No Lien Termination without Release. In recognition of the Lender's right to have its legal fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding payment in full of all Obligations by Borrower, Lender shall not be required to record any terminations or satisfactions of any of Lender's liens on the Collateral unless and until Complete Termination has occurred. Borrower understands that this provision constitutes a waiver of its rights under §9-513 of the UCC.

23. Conflict. Unless otherwise expressly stated in any other agreement between Lender and Borrower, if a conflict exists between the provisions of this Agreement and the provisions of such other agreement, the provisions of this Agreement shall control.

24. Severability. In the event any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, then such provision shall be ineffective only to the extent of such prohibition or invalidity, and the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

25. Enforcement. This Agreement and all agreements relating to the subject matter hereof is the product of negotiation and preparation by and among each party and its respective attorneys, and shall be construed accordingly.

26. Relationship of Parties. The relationship of the parties hereto shall be that of Borrower and Lender of Accounts, and Lender shall not be a fiduciary of the Borrower, although Borrower may be a fiduciary of the Lender.

27. Legal Fees. Borrower agrees to reimburse Lender on demand for:

27.1. The actual amount of all costs and expenses, including legal fees, which Lender has incurred or may incur in;

27.1.1. Negotiating, preparing, or administering this Agreement and any documents prepared in connection herewith; Any way arising out of or in connection with this Agreement, and whether or not arising out of a dispute which does not involve Lender;

27.1.2. Protecting, preserving or enforcing any lien, security or other right granted by Borrower to Lender or arising under applicable law, whether or not suit is brought, including but not limited to the defense of any Avoidance Claims or the defense of Lender’s lien priority;

27.2. The actual costs, including photocopying (which, if performed by Lender's employees, shall be at the rate of $.10/page), travel, and legal fees and expenses incurred in complying with any subpoena or other legal process in any way relating to Borrower. This provision shall survive termination of this Agreement; and

27.3. The actual amount of all costs and expenses, including legal fees, which Lender may incur in enforcing this Agreement and any documents prepared in connection herewith, or in connection with any federal or state insolvency proceeding commenced by or against Borrower, including but not limited to those (a) arising out the automatic stay, (b) seeking dismissal or conversion of the bankruptcy proceeding, (c) opposing confirmation of Borrower's plan thereunder, or (d) validating Lender’s security interest or lien priority with respect to the Collateral.

28. Entire Agreement. No promises of any kind have been made by Lender or any third party to induce Borrower to execute this Agreement. No course of dealing, course of performance or trade usage, and no parole evidence of any nature, shall be used to supplement or modify any terms of this Agreement.

29. Choice of Law. This Agreement and all transactions contemplated hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the internal laws of the Chosen State.

30. Jury Trial Waiver. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY), THE OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PARTIES ACTIONS IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF. THE PARTIES EACH ACKNOWLEDGE THAT SUCH WAIVER IS MADE WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY, AND WITH THE BENEFIT OF ADVICE OF COUNSEL OF ITS CHOOSING. THE PARTIES EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.

IN THE EVENT THAT ANY PARTY HERETO ELECTS TO BRING ANY ACTION OR PROCEEDING IN THE STATE OF CALIFORNIA, RELATING TO THIS AGREEMENT OR ANY OF THE OBLIGATIONS, THE PARTIES AGREE THAT SUCH ACTION OR PROCEEDING SHALL BE TRIED SOLELY THROUGH A JUDICIAL REFEREE AS PROVIDED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES FURTHER AGREE TO THE APPOINTMENT OF JAMS AS THE REFEREE APPOINTMENT TO CONDUCT THE TRIAL AND SUCH RELATED PROCEEDINGS. THE PARTIES AGREE THAT THE FILING OF ANY PRE-TRIAL MOTION OR ANY PRE-TRIAL PROVISIONAL REMEDY SHALL NOT OPERATE AS A WAIVER OF EACH PARTY’S RIGHT TO TRIAL SOLELY THROUGH A JUDICIAL REFEREE. THE PARTIES ACKNOWLEDGE THAT THE JUDICIAL REFEREE WILL LIKELY CHARGE FEES AND COSTS OVER AND ABOVE THOSE NORMALLY CHARGED BY A COURT. THE PARTIES AGREE TO INITIALLY EVENLY SPLIT THE FEES AND COSTS OF SUCH REFEREE BETWEEN THE PARTIES, SUBJECT TO SUCH FURTHER RULINGS BY THE REFEREE.

31. Venue; Jurisdiction. Any suit, action or proceeding arising hereunder, or the interpretation, performance or breach hereof, shall, if Lender so elects, be instituted in any court sitting in the Chosen State, in the city in which Lender’s chief executive office is located, or if none, any court sitting in the Chosen State (the “Acceptable Forums”). Borrower agrees that the Acceptable Forums are convenient to it, and submits to the jurisdiction of the Acceptable Forums and waives any and all objections to jurisdiction or venue. Should such proceeding be initiated in any other forum, Borrower waives any right to oppose any motion or application made by Lender to transfer such proceeding to an Acceptable Forum.

32. Service of Process. Borrower agrees that Lender may effect service of process upon Borrower by regular mail at the address set forth herein or at such other address as may be reflected in the records of Lender, or at the option of Lender by service upon Borrower’s agent for the service of process.

33. Assignment. Lender may assign its rights and delegate its duties hereunder. Upon such assignment, Borrower shall be deemed to have attorned to such assignee and shall owe the same obligations to such assignee and shall accept performance hereunder by such assignee as if such assignee were Lender.

34. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were upon the same instrument. Delivery of an executed counterpart of the signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement, and any party delivering such an executed counterpart of the signature page to this Agreement by facsimile to any other party shall thereafter also promptly deliver a manually executed counterpart of this Agreement to such other party, provided that the failure to deliver such manually executed counterpart shall not affect the validity, enforceability, or binding effect of this Agreement.

35. Notice

35.1. All notices required to be given to any party other than Lender shall be deemed given upon the first to occur of (a) a deposit thereof in a receptacle under the control of the United States Postal Service, (b) transmittal by electronic means to a receiver under the control of such party, or (c) actual receipt by such party or an employee or agent of such party. All notices to Lender shall be deemed given upon actual receipt by a responsible officer of Lender.

35.2. For the purposes hereof, notices hereunder shall be sent to the addresses set forth as Contact Addresses on the face page hereof, or to such other addresses as each such party may in writing hereafter indicate.

36. Definitions and Index to Definitions. The following terms used within this Agreement shall have the following meaning. All capitalized terms not defined within this Agreement shall have the meaning set forth in the Uniform Commercial Code:

(a)	“Additional Financing Fee” – As stated within the General Rates and Fees, or 30 days based on a 30 day month and 360 day year if unstated.
(b)	“Advance” – The funding of the Purchase Price
(c)	“Advance Rate” – As stated in the General Rates and Fees.
(d)

“Avoidance Claim” - Any claim that any lien or payment received by Lender is avoidable under the Bankruptcy Code, any other debtor relief statute, including fraudulent conveyance claims, or through receivership, assignment for the benefit of creditors or any equivalent type payment recovery laws, rules or regulations intended to benefit creditors.

(e)	“Base Fees” - Initial Financing Fee and Additional Financing Fee (not to overlap).
(f)

“Change of Control” – means the person or entity constituting the majority ultimate beneficial owner of the voting equity interests of Borrower (or having the ability to elect a majority of the board of directors of Borrower) as of the date hereof no longer constituting the majority ultimate beneficial owner of the voting equity interests of Borrower (or having the ability to elect a majority of the board of directors of Borrower).

(g)	“Chosen State” - California.
(h)	“Clearance Days”- None.
(i)	“Closed” - A Purchased Account is closed upon receipt of full payment by Lender from a Payor or from the Borrower (including its being charged to the Reserve Account).
(j)

“Collateral”- All of Borrower’s now owned and hereafter acquired personal property including, without limitation, all Accounts, Chattel Paper, Deposit Accounts, Inventory, Equipment, Instruments, Investment Property, Documents, Letter of Credit Rights, Commercial Tort Claims, General Intangibles (including Intellectual Property but excluding any intent-to-use trademark applications for which non statement of use has been filed), and all proceeds of each of the foregoing.

(k)

“Complete Termination” – Complete Termination occurs upon satisfaction of the following conditions: (1) Payment in full of all Obligations of Borrower to Lender; (2) If Lender has issued or caused to be issued guarantees, promises, or letters of credit on behalf of Borrower, acknowledgement from any beneficiaries thereof that Lender or any other issuer has no outstanding direct or contingent liability therein; and (3) Borrower has executed and delivered to Lender a general release in the form required by Lender and complied with Section 21.1.

(l)

“Concentration Limit” – As stated within the General Rates and Fees, or 25% of the entire amount outstanding from Borrower. The concentration limit refers to the percentage any debt from a single debtor has over the total amount outstanding from Borrower’s Purchased Accounts.

(m)

“Default Rate” – the lesser of: (1) 1% per month on the gross amount of Invoices and (2) the highest default rate permitted by applicable law; the foregoing Default Rate is in addition to any standard rate accruing hereunder.

(n)	“Early Termination Date” – see Section 21.1 hereof.
(o)	“Early Termination Fee” – As stated in the General Rates and Fees.

(p)	“Eligible Account” - An Account that is acceptable for purchase as determined by Lender in the exercise of its reasonable sole credit or business judgment.
(q)

“ePay Agreement” – means any SaaS agreement, ePay SaaS agreement, or similar agreement regarding Lender or Lender’s affiliates’ ePay services entered into between Borrower and Lender or Lender’s affiliates (including but not limited to FastPay Payment Technologies Inc.), and any agreements related thereto, including but not limited to any agreements or terms & conditions between Borrower and any of Lender or Lender’s affiliates’ card or issuing bank partners.

(r)	“Events of Default” - See Section 17.1.
(s)

“Exposed Payments” – Payments received by Lender from or for the account of a Payor that has become subject to a bankruptcy proceeding, to the extent such payments cleared the Payor’s deposit account within ninety (90) days of the commencement of said bankruptcy case.

(t)	“Face Amount” - the amount initially invoiced on an Account at the time of purchase.
(u)	“Facility Rate” – if applicable, as set forth in the General Rates and Fees.
(v)

“Financing Fee(s) “ – Refers to the Initial Financing Fee or Additional Financing Fee and means the Percentage in the amount aforementioned multiplied by the Face Amount of a Purchased Account, for each Financing Fee Period or portion thereof, that any portion thereof remains unpaid, computed from the end of the Initial Fee Period to and including the date on which a Purchased Account is Closed.

(w)

“Initial Financing Fee” - The first 30 days after the Purchase Price is paid to Borrower or credited by Lender to Borrower’s Reserve Account based on a 30 day month and 360 day year unless explicitly overridden within the General Rates and Fees.

(x)

“Intellectual Property” – all intellectual and similar property, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

(y)

“Invoice” - The document that evidences or is intended to evidence an Account. Where the context so requires, reference to an Invoice shall be deemed to refer to the Account, Eligible Account or Purchased Account to which it relates.

(z)	“Late Charge” – None.
(aa)	“Late Payment Date” - Ninety (90) days from the date on which a Purchased Account was Purchased.
(bb)

“LIBOR Rate” – means, for any calendar month, the greater of: (a) two and three quarters of a percent (2.75%) per annum, and (b) the three (3) month U.S. LIBOR rate per annum as reported on Reuters Screen LIBOR01 page (or any successor page) two (2) Business Days prior to the commencement of such calendar month (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Lender and shall be conclusive in the absence of demonstrable error. In the event the LIBOR Rate is unavailable for any reason, Lender may use a replacement index as determined by Lender in its sole discretion.

(cc)

“Misdirected Payment Fee” – Unless otherwise stated in the General Rates and Fees, 20% of the amount of any payment (but in no event less than $1,000) on account of a Purchased Account which has been received by Borrower and not delivered in kind to Lender on the next business day following the date of receipt by Borrower, or 30% of the amount of any such payment which has been received by Borrower as a result of any action taken by Borrower to cause such payment to be made to Borrower.

(dd)

“Obligations” - All present and future obligations owing by Borrower to Lender whether arising hereunder or otherwise, and whether arising before, during or after the commencement of any Bankruptcy Case in which Borrower is a Debtor. Without limiting the generality hereof, Borrower acknowledges and agrees that the term "Obligations" shall also include: (1) any obligations of Borrower under any ePay Agreement, including any extensions of credit or advances in connection therewith (or any guarantees by Lender or its affiliates of the foregoing); (2) any payment obligations owed by Borrower to any payee or vendor of Borrower that is paid by Lender or any of Lender’s affiliates or partners; and (3) all ledger debt of Borrower, which shall mean and include all indebtedness of Borrower now or hereafter owing to a third party, which Lender has heretofore or hereafter purchases from such third party, acquires by way of assignment, or in which Lender has heretofore or hereafter acquires a security interest, whether as a result of Lender financing the accounts receivable of such third party or otherwise. Borrower acknowledges that Lender will be relying upon this provision in financing the accounts receivable of such third parties (consisting of indebtedness and obligations now or hereafter due from Borrower to such third parties), as well as in permitting Account Debtor’s to incur other indebtedness due to Borrower, but nothing herein shall constitute a commitment of any kind by Lender to factor or finance the accounts receivable of any third party to the extent they represent amounts owing by Borrower to such third parties.

(ee)	“Parties” - Borrower and Lender.

(ff)	“Payor” - An Account Debtor or other obligor on an Account, or entity making payment thereon for the account of such party.
(gg)	“Purchase Date” - The date on which Borrower has been advised in writing that Lender has agreed to purchase an Account.
(hh)	“Purchase Price” - The Face Amount of a Purchased Account.
(ii)	“Purchased Accounts” - Accounts purchased hereunder which have not been Closed.
(jj)	“Repurchased” - An Account has been repurchased when Borrower has paid to Lender the then unpaid Face Amount.
(kk)	“Required Reserve Amount” - The Reserve Percentage multiplied by the unpaid balance of Purchased Accounts.
(ll)

“Reserve Account” - A bookkeeping account on the books of the Lender representing the portion of the Purchase Price which has not been paid by Lender to Borrower, maintained by Lender to ensure Borrower's performance with the provisions hereof.

(mm)	“Reserve Percentage” - 100% less the Advance Rate. The Reserve Percentage may be increased or decreased at any time in Lender’s sole discretion.
(nn)	“Reserve Shortfall” - The amount by which the Reserve Account is less than the Required Reserve Amount.
(oo)	“Restricted Industry” – any of the following industries: adult entertainment, firearm or ammunition sales or manufacturing, or gaming/gambling.
(pp)	“Term” – Twenty-Four Months.
(qq)	“UCC” – The Uniform Commercial Code as adopted in the Chosen State.

[SIGNATURES AGREEING TO THE STANDARD TERMS AND CONDITIONS APPEAR ON THE FIRST PAGE]

SCHEDULE 12.5

PERMITTED INDEBTEDNESS FOR BORROWED MONEY

SCHEDULE 14.3

FORMER NAMES AND TRADE NAMES

SCHEDULE 14.8

DISCLOSURE OF REGISTERED PATENTS, COPYRIGHTS, AND TRADEMARKS

PATENTS AND PATENT APPLICATIONS

COPYRIGHTS AND COPYRIGHT APPLICATIONS

TRADEMARKS OR TRADEMARK APPLICATIONS

MATERIAL INTELLECTUAL PROPERTY LICENSES

AMENDMENT NO. 1 TO FINANCING AND SECURITY AGREEMENT

This Amendment No. 1 to Financing and Security Agreement (this “Amendment”) shall be entered into on December 23, 2019, by and between SOCIALCOM INC. (“Borrower”) and FAST PAY PARTNERS LLC (“Lender”).

RECITALS

WHEREAS, the Borrower and Lender entered into that certain Financing and Security Agreement (as amended from time to time, the “Financing Agreement”) dated on or around June 13, 2019;

WHEREAS, the Borrower and Lender deem it desirable and necessary to supplement and modify certain terms and provisions to the Financing Agreement by this Amendment;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.

All capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Financing Agreement. This Amendment and the terms and provisions hereof, are incorporated in their entirety into the Financing Agreement by reference. In the event of any conflict between this Amendment and the Financing Agreement, the terms of this Amendment shall prevail.

2.	Amendments to the Financing Agreement.

a.	The General Rates and Fees box on the first page of the Financing Agreement is hereby amended by deleting such box in its entirety and replacing it with the following:

GENERAL RATES AND FEES
The items referenced below are subject to and defined within the provisions of this Agreement:
(m)	Maximum Line Amount: Ten Million Dollars ($10,000,000.00)
(n)	Advance Rate: 85% of gross value of Invoices
(o)	Minimum Invoice Size: One hundred dollars ($100); provided each individual Advance hereunder must be at least five thousand dollars ($5,000)
(p)

Initial Financing Fee: A flat fee equal to 1/12 multiplied by the Facility Rate, based on the net amount Advanced with respect to any Invoice for a Purchased Account (or the net amount Advanced for Advances not tied to any Invoice), for the initial 30-day period

(q)

Additional Financing Fee: A monthly rate equivalent to 1/12 multiplied by the Facility Rate, prorated daily on the net amount Advanced outstanding with respect to any Invoice for a Purchased Account (or the net amount Advanced outstanding for Advances not tied to any Invoice), commencing on day 31. For the purposes of this Agreement, “Facility Rate” means the sum of: (x) the LIBOR Rate plus (y) 6.50% per annum; provided, on and after any time Borrower has not complied with clause (l) below or Section 12.12 herein, the Facility Rate shall increase to the sum of: (i) the LIBOR Rate plus (y) 7.25% per annum.

(r)

Misdirected Payment Fee: Repayment of all Advances must be paid by the Account Debtor directly to Lender. In the event an Account Debtor fails to pay Lender directly, Lender will provide Borrower a grace period of five (5) business days to notify Lender of any Misdirected Payment and to forward the full amount of the Misdirected Payment to Lender otherwise Borrower may be assessed a Misdirected Payment Fee equaling 20% of the amount of such payment.

(s)

Concentration Limit: The percentage of any debt from a single Account Debtor over the total amount outstanding from Borrower’s Purchased Accounts must remain below 25%. In the event the percentage exceeds the foregoing limit, Lender may exercise its right not to purchase more accounts from said Account Debtor.

(t)	Non-Refundable Deposit: $15,000. Lender acknowledges prior receipt of such Non-Refundable Deposit.
(u)	Wire Fee: An amount equal to Thirty-Five Dollars ($35.00) to cover fees and costs associated with incoming and outgoing wire transfers to/from the Lockbox or as between Lender/Borrower.
(v)

Termination: Subject to a fee equal to 2% of the Maximum Line Amount with respect to any termination of this Agreement prior to June 13, 2021 (the “Early Termination Fee”), Borrower may terminate this Agreement at any time upon 60 days prior written notice to Lender whereupon this Agreement shall terminate upon successful repayment of all outstanding Obligations.

(w)	Minimum Utilization: Borrower shall at all times utilize at least 20% of the Maximum Line Amount. The Financing Fees otherwise set forth herein shall be adjusted to reflect such minimum utilization.
(x)

Payment Services Covenant: Borrower shall at all times submit to Lender all of Borrower’s accounts payable and vendor payments through Lender and/or Lender’s affiliates’ payments platform as set forth in the ePay Agreement.

Amendment No. 1 to Financing and Security Agreement

b.	Section 12.11 (Financial Reporting) of the Financing Agreement is hereby amended by adding the following:

“(c) a revenue report on or prior to the 15th of every calendar month with respect to the immediately preceding month.”

c.	Section 17.1 (Events of Default) of the Financing Agreement is hereby amended by adding the following new clause (j) to the end of such existing section:

“or (j) the occurrence of any default or Event of Default under any Decathlon Loan Document.”

d.

Section 36 (Definitions and Index to Definitions) of the Financing Agreement is hereby amended by adding the following definitions of “Decathlon”, “Decathlon Loan Agreement” and “Decathlon Loan Documents” therein in alphabetical order definitions:

“Decathlon” – Decathlon Alpha IV, L.P. or any of its investment affiliates.

“Decathlon Loan Agreement” – Revenue Loan and Security Agreement by and between Borrower and Decathlon dated as of December 13, 2019.

“Decathlon Loan Documents”- the Decathlon Loan Agreement and any other document related thereto.

3.	Conditions Precedent to Effectiveness of this Amendment.

a.	The Financing Agreement must be in effect, without termination;

b.	No Default or Event of Default shall have occurred or be continuing under the Financing Agreement; and

c.	Borrower shall pay all of Lender’s reasonable out-of-pocket fees and expenses in connection with this Amendment.

4.	Sections 29, 30, and 31 of the Financing Agreement are hereby incorporated herein by reference mutatis mutandis.

Amendment No. 1 to Financing and Security Agreement

IN WITNESS WHEREOF, the parties here have executed this Amendment as of the day, month, and year first above written.

BORROWER:                                                                            SOCIALCOM INC.

/s/ Reeve Benaron

Name: Reeve Benaron

Title: CEO

LENDER:                                                                                    FAST PAY PARTNERS LLC

/s/ Secil Baysal

Name: Secil Baysal

Title: Chief Operating Officer

Amendment No. 1 to Financing and Security Agreement

AMENDMENT NO. 2 TO FINANCING AND SECURITY AGREEMENT

This Amendment No. 2 to Financing and Security Agreement (this “Amendment”) shall be entered into on June 11, 2021, by and between SOCIALCOM INC. (“Borrower”) and FAST PAY PARTNERS LLC (“Lender”).

RECITALS

WHEREAS, the Borrower and Lender entered into that certain Financing and Security Agreement (as amended from time to time, the “Financing Agreement”) dated on or around June 13, 2019;

WHEREAS, the Borrower and Lender deem it desirable and necessary to supplement and modify certain terms and provisions to the Financing Agreement by this Amendment;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

5.

All capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Financing Agreement. This Amendment and the terms and provisions hereof, are incorporated in their entirety into the Financing Agreement by reference. In the event of any conflict between this Amendment and the Financing Agreement, the terms of this Amendment shall prevail.

6.	Amendments to the Financing Agreement.

e.	The General Rates and Fees box on the first page of the Financing Agreement is hereby amended by deleting such box in its entirety and replacing it with the following:

GENERAL RATES AND FEES
The items referenced below are subject to and defined within the provisions of this Agreement:
(yy)	Maximum Line Amount: Five Million Dollars ($5,000,000.00)
(zz)	Advance Rate: 85% of gross value of Invoices
(aa)	Minimum Invoice Size: One hundred dollars ($100); provided each individual Advance hereunder must be at least five thousand dollars ($5,000)
(bb)

Initial Financing Fee: A flat fee equal to 1/12 multiplied by the Facility Rate, based on the net amount Advanced with respect to any Invoice for a Purchased Account (or the net amount Advanced for Advances not tied to any Invoice), for the initial 30-day period

(cc)

Additional Financing Fee: A monthly rate equivalent to 1/12 multiplied by the Facility Rate, prorated daily on the net amount Advanced outstanding with respect to any Invoice for a Purchased Account (or the net amount Advanced outstanding for Advances not tied to any Invoice), commencing on day 31. For the purposes of this Agreement, “Facility Rate” means the sum of: (x) the LIBOR Rate plus (y) 6.50% per annum.

(dd)

Misdirected Payment Fee: Repayment of all Advances must be paid by the Account Debtor directly to Lender. In the event an Account Debtor fails to pay Lender directly, Lender will provide Borrower a grace period of five (5) business days to notify Lender of any Misdirected Payment and to forward the full amount of the Misdirected Payment to Lender otherwise Borrower may be assessed a Misdirected Payment Fee equaling 20% of the amount of such payment.

(ee)

Concentration Limit: The percentage of any debt from a single Account Debtor over the total amount outstanding from Borrower’s Purchased Accounts must remain below 25%; provided solely with the respect to Moon Tide Media LLC and its affiliates in the aggregate, the foregoing limit shall be 30%. In the event the percentage exceeds the foregoing limit, Lender may exercise its right not to purchase more accounts from said Account Debtor.

(ff)	Non-Refundable Deposit: $15,000. Lender acknowledges prior receipt of such Non-Refundable Deposit.
(gg)	Wire Fee: An amount equal to Thirty-Five Dollars ($35.00) to cover fees and costs associated with incoming and outgoing wire transfers to/from the Lockbox or as between Lender/Borrower.
(hh)

Termination: Subject to a fee (the “Early Termination Fee”) equal to 1.5% of the Maximum Line Amount with respect to any termination of this Agreement prior to June 13, 2022, Borrower may terminate this Agreement at any time upon 60 days prior written notice to Lender whereupon this Agreement shall terminate upon successful repayment of all outstanding Obligations. For the avoidance of doubt, the Early Termination Fee shall expire on June 13, 2022.

(ii)	Minimum Utilization: Borrower shall at all times utilize at least 20% of the Maximum Line Amount. The Financing Fees otherwise set forth herein shall be adjusted to reflect such minimum utilization.
(jj)	[Reserved].

Amendment No. 2 to Financing and Security Agreement

f.	Section 12.12 of the Financing Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“12.12 [Reserved].”

7.	Conditions Precedent to Effectiveness of this Amendment.

d.	The Financing Agreement must be in effect, without termination;

e.	No Default or Event of Default shall have occurred or be continuing under the Financing Agreement; and

f.	Borrower shall pay all of Lender’s reasonable out-of-pocket fees and expenses in connection with this Amendment.

8.	Sections 29, 30, and 31 of the Financing Agreement are hereby incorporated herein by reference mutatis mutandis.

Amendment No. 2 to Financing and Security Agreement

IN WITNESS WHEREOF, the parties here have executed this Amendment as of the day, month, and year first above written.

BORROWER:                                                                            SOCIALCOM INC.

/s/ Reeve Benaron

Name: Reeve Benaron

Title: CEO

LENDER:                                                                                    FAST PAY PARTNERS LLC

/s/ Jeffrey K. Goldrich

Name: Jeffrey K. Goldrich

Title: President/CEO

Amendment No. 2 to Financing and Security Agreement

AMENDMENT NO. 3 TO FINANCING AND SECURITY AGREEMENT

This Amendment No. 3 to Financing and Security Agreement (this “Amendment”) shall be entered into on June 8, 2022, by and between SOCIALCOM INC. (“Borrower”) and FAST PAY PARTNERS LLC (“Lender”).

RECITALS

WHEREAS, the Borrower and Lender entered into that certain Financing and Security Agreement (as amended from time to time, the “Financing Agreement”) dated on or around June 13, 2019;

WHEREAS, the Borrower and Lender deem it desirable and necessary to supplement and modify certain terms and provisions to the Financing Agreement by this Amendment;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

9.

All capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Financing Agreement. This Amendment and the terms and provisions hereof, are incorporated in their entirety into the Financing Agreement by reference. In the event of any conflict between this Amendment and the Financing Agreement, the terms of this Amendment shall prevail.

10.	Amendments to the Financing Agreement.

g.	The General Rates and Fees box on the first page of the Financing Agreement is hereby amended by deleting such box in its entirety and replacing it with the following:

GENERAL RATES AND FEES
The items referenced below are subject to and defined within the provisions of this Agreement:
(kk)	Maximum Line Amount: Five Million Dollars ($5,000,000.00)
(ll)	Advance Rate: 85% of gross value of Invoices
(mm)	Minimum Invoice Size: One hundred dollars ($100); provided each individual Advance hereunder must be at least five thousand dollars ($5,000)
(nn)

Initial Financing Fee: A flat fee equal to 1/12 multiplied by the Facility Rate, based on the net amount Advanced with respect to any Invoice for a Purchased Account (or the net amount Advanced for Advances not tied to any Invoice), for the initial 30-day period

(oo)

Additional Financing Fee: A monthly rate equivalent to 1/12 multiplied by the Facility Rate, prorated daily on the net amount Advanced outstanding with respect to any Invoice for a Purchased Account (or the net amount Advanced outstanding for Advances not tied to any Invoice), commencing on day 31. For the purposes of this Agreement, “Facility Rate” means the sum of: (x) the LIBOR Rate plus (y) 6.50% per annum.

(pp)

Misdirected Payment Fee: Repayment of all Advances must be paid by the Account Debtor directly to Lender. In the event an Account Debtor fails to pay Lender directly, Lender will provide Borrower a grace period of five (5) business days to notify Lender of any Misdirected Payment and to forward the full amount of the Misdirected Payment to Lender otherwise Borrower may be assessed a Misdirected Payment Fee equaling 20% of the amount of such payment.

(qq)

Concentration Limit: The percentage of any debt from a single Account Debtor over the total amount outstanding from Borrower’s Purchased Accounts must remain below 25%; provided solely with the respect to Moon Tide Media LLC and its affiliates in the aggregate, the foregoing limit shall be 30%. In addition, QBO ACH Accounts, may not exceed 10% of all Purchased Accounts at any one time In the event the applicable percentages exceed the foregoing limits, Lender may exercise its right not to purchase more accounts from said Account Debtor or any other QBO ACH Accounts, as applicable.

(rr)

3rd Amendment Fee: On or prior to the 3rd Amendment Effective Date, Borrower shall pay to Lender an amendment fee of $2,000.00 in connection with that certain Amendment No. 3 to Financing and Security Agreement between Borrower and Lender, with such amendment fee being fully earned, due and payable as of the 3rd Amendment Effective Date.

(ss)	Wire Fee: An amount equal to Thirty-Five Dollars ($35.00) to cover fees and costs associated with incoming and outgoing wire transfers to/from the Lockbox or as between Lender/Borrower.
(tt)

Termination: Subject to a fee (the “Early Termination Fee”) equal to 1.5% of the Maximum Line Amount with respect to any termination of this Agreement prior to June 13, 2022, Borrower may terminate this Agreement at any time upon 60 days prior written notice to Lender whereupon this Agreement shall terminate upon successful repayment of all outstanding Obligations. For the avoidance of doubt, no Early Termination Fee shall applicable if termination occurs on or after June 13, 2022.

(uu)	Minimum Utilization: Borrower shall at all times utilize at least 20% of the Maximum Line Amount. The Financing Fees otherwise set forth herein shall be adjusted to reflect such minimum utilization.
(vv)	[Reserved].

Amendment No. 3 to Financing and Security Agreement

h.

Section 17.1 of the Financing Agreement is hereby amended by deleting the “or” after clause (h) of that section, deleting the “.” at the end of clause (i) and replacing it with “; or” and adding the following new clauses (j) and (k) immediately thereafter:

“(j) Borrower fails to promptly remit any payment in respect of any QBO ACH Account to the Lockbox; or (k) Lender is removed from any email distribution list in respect of QBO ACH Accounts which is generated by the applicable payment platform.

i.	Section 36 of the Financing Agreement is hereby amended by adding the following definition in the appropriate alphabetical order:

“(ii1) QBO ACH Accounts- Purchased Accounts where the applicable Account Debtor has made payment in respect of the same using the intuit payment platform, QuickBooks payment platform or similar payment platform.

11.	Conditions Precedent to Effectiveness of this Amendment.

g.	The Financing Agreement must be in effect, without termination;

h.	No Default or Event of Default shall have occurred or be continuing under the Financing Agreement; and

i.	Borrower shall pay all of Lender’s reasonable out-of-pocket fees and expenses in connection with this Amendment.

12.	Sections 29, 30, and 31 of the Financing Agreement are hereby incorporated herein by reference mutatis mutandis.

Amendment No. 3 to Financing and Security Agreement

IN WITNESS WHEREOF, the parties here have executed this Amendment as of the day, month, and year first above written.

BORROWER:                                                                            SOCIALCOM INC.

/s/ Reeve Benaron

Name: Reeve Benaron

Title: CEO

LENDER:                                                                                    FAST PAY PARTNERS LLC

/s/ Danielle Baldaro

Name: Danielle Baldaro

Title: Senior Vice President, FP Portfolio Manager

Amendment No. 3 to Financing and Security Agreement

AMENDMENT NO. 4 TO FINANCING AND SECURITY AGREEMENT

This Amendment No. 4 to Financing and Security Agreement (this “Amendment”) shall be entered into on July 20, 2022, by and between SOCIALCOM INC. (“Borrower”) and SLR DIGITAL FINANCE LLC, formerly known as Fast Pay Partners LLC (“Lender”).

RECITALS

WHEREAS, the Borrower and Lender entered into that certain Financing and Security Agreement (as amended from time to time, the “Financing Agreement”) dated on or around June 13, 2019;

WHEREAS, the Borrower and Lender deem it desirable and necessary to supplement and modify certain terms and provisions to the Financing Agreement by this Amendment;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.    All capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Financing Agreement. This Amendment and the terms and provisions hereof, are incorporated in their entirety into the Financing Agreement by reference. In the event of any conflict between this Amendment and the Financing Agreement, the terms of this Amendment shall prevail.

2.    Amendments to the Financing Agreement.

a.         Schedule 12.5 of the Financing Agreement is hereby amended by adding a new promissory note to the Permitted Indebtedness for Borrower Money chart below:

Name of Loan Document	Date of Issuance/Document	Holder of Permitted Indebtedness	Maximum Principal Amount

3.         Conditions Precedent to Effectiveness of this Amendment.

a.	The Financing Agreement must be in effect, without termination;

b.	No Default or Event of Default shall have occurred or be continuing under the Financing Agreement;

c.	Borrower shall have paid Lender an amendment fee in the amount of $5,000, which has been fully earned and charged to the Reserve Account; and

d.	Borrower shall pay all of Lender’s reasonable out-of-pocket fees and expenses in connection with this Amendment.

4. Sections 29, 30, and 31 of the Financing Agreement are hereby incorporated herein by reference mutatis mutandis.

Amendment No. 4 to Financing and Security Agreement

IN WITNESS WHEREOF, the parties here have executed this Amendment as of the day, month, and year first above written.

BORROWER:                                                                            SOCIALCOM INC.

/s/ Reeve Benaron

Name: Reeve Benaron

Title: CEO

LENDER:                                                                                    SLR DIGITAL FINANCE LLC,

Formerly known as Fast Pay Partners LLC

/s/ Danielle Baldaro

Name: Danielle Baldaro

Title: Senior Vice President, FP Portfolio Manager

Amendment No. 4 to Financing and Security Agreement

AMENDMENT NO. 5 TO FINANCING AND SECURITY AGREEMENT

This Amendment No. 5 to Financing and Security Agreement (this “Amendment”) dated as of September 18, 2023, by and among SOCIALCOM INC. (“Borrower”), and SLR DIGITAL FINANCE LLC, formerly known as Fast Pay Partners LLC (“Lender”).

RECITALS

WHEREAS, the Borrower and Lender entered into that certain Financing and Security Agreement (as amended from time to time, the “Financing Agreement”) dated on or around June 13, 2019;

WHEREAS, on or about May 11, 2022, Lender changed its name to SLR Digital Finance LLC;

WHEREAS, the Borrower and Lender deem it desirable and necessary to supplement and modify certain terms and provisions to the Financing Agreement and all related financing documents by this Amendment;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

13.

All capitalized terms not otherwise defined herein shall have their respective meanings as set forth in the Financing Agreement. This Amendment and the terms and provisions hereof, are incorporated in their entirety into the Financing Agreement by reference. In the event of any conflict between this Amendment and the Financing Agreement, the terms of this Amendment shall prevail.

14.	Amendments to the Financing Agreement.

j.	The General Rates and Fees box on the first page of the Financing Agreement is hereby amended by deleting such box in its entirety and replacing it with the following:

GENERAL RATES AND FEES
The items referenced below are subject to and defined within the provisions of this Agreement:
(a)	Maximum Line Amount: Three Million Dollars ($3,000,000.00)
(b)	Advance Rate: 85% of gross value of Invoices
(c)	Minimum Invoice Size: One hundred dollars ($100); provided each individual Advance hereunder must be at least five thousand dollars ($5,000)
(d)

Initial Financing Fee: A flat fee equal to 1/12 multiplied by the Facility Rate, based on the net amount Advanced with respect to any Invoice for a Financed Account (or the net amount Advanced for Advances not tied to any Invoice), for the initial 30-day period.

(e)

Additional Financing Fee: A monthly rate equivalent to 1/12 multiplied by the Facility Rate, prorated daily on the net amount Advanced outstanding with respect to any Invoice for a Financed Account (or the net amount Advanced outstanding for Advances not tied to any Invoice), commencing on day 31. For the purposes of this Agreement, “Facility Rate” means the sum of: (x) the Prime Rate plus (y) 5.00% per annum.

(f)

Misdirected Payment Fee: Repayment of all Advances must be paid by the Account Debtor directly to Lender. In the event an Account Debtor fails to pay Lender directly, Lender will provide Borrower a grace period of five (5) business days to notify Lender of any Misdirected Payment and to forward the full amount of the Misdirected Payment to Lender otherwise Borrower may be assessed a Misdirected Payment Fee equaling 20% of the amount of such payment.

(g)

Concentration Limit: The percentage of any debt from a single Account Debtor over the total amount outstanding from Borrower’s Purchased Accounts must remain below 25%. In the event the percentage exceeds the foregoing limit, Lender may exercise its right not to purchase more Accounts from said Account Debtor.

(h)	Wire Fee: An amount equal to Thirty-Five Dollars ($35.00) to cover fees and costs associated with incoming and outgoing wire transfers to/from the Lockbox or as between Lender/Borrower.
(i)

Termination: Subject to a fee (the “Early Termination Fee”) equal to 2.00% of the Maximum Line Amount with respect to any termination of this Agreement prior to December 31, 2023, Borrower may terminate this Agreement at any time upon 60 days prior written notice to Lender whereupon this Agreement shall terminate upon successful repayment of all outstanding Obligations (inclusive of the Early Termination Fee).

(j)	Minimum Utilization: Borrower shall at all times utilize at least 20% of the Maximum Line Amount. The Financing Fees otherwise set forth herein shall be adjusted to reflect such minimum utilization.
(k)

Facility Fee: In consideration of Lender’s entering into this Agreement, Borrower shall pay to Lender a facility fee (the “Facility Fee”) in the amount of 1.50% of the Maximum Line Amount which Facility Fee will be fully earned on the Effective Date. As an accommodation to Borrower, the Facility Fee shall be due and payable in 6 monthly installments, commencing on the last day of July 2023 and on each subsequent one-month anniversary of such date until paid in full. Notwithstanding the foregoing, the unpaid balance of the Facility Fee shall be payable in full on the earlier of (a) the termination of this Agreement, (b) the last day of the then effective Term, and (c) at Lender’s option, upon Lender’s declaration of an Event of Default.

Amendment No. 5 to Financing and Security Agreement

k.    The Agreement shall be amended by the deletion of Section 8 in its entirety and adding the following revised Section 8:

“8. Clearance Days. The receipt of any item of payment by Lender for the sole purpose of determining availability for borrowing hereunder, subject to final payment of such item, shall be provisionally applied to reduce the Obligations on the date of receipt of such item of payment by Lender; provided however, the receipt of such item of payment by Lender for the calculation of Initial Financing Fee and Additional Financing Fee on the Obligations, shall not be deemed to have been paid to Lender until three (3) business days after the date of Lender’s actual receipt of such item of payment. Notwithstanding anything to the contrary contained herein, payments received by Lender after 3:00 p.m. Pacific time shall be deemed to have been received by Lender as of the opening of business on the immediately following business day.”

l.	The Agreement shall be amended by deleting Section 12.11 (a) in its entirety and adding the following revised Section 12.11 (a):

“(a)         within 30 days of each calendar month end, financial statements and accounts payable aging reports of Borrower and its subsidiaries for such month on a consolidated and consolidating basis, in accordance with Generally Accepted Accounting Principles and otherwise in form reasonably acceptable to Lender; and”

m.	The Agreement shall be amended by adding the following Section 12.14:

“12.14 Prohibition on transfer of Assets. Each Borrower covenants and agrees that other than Permitted Transfers (as defined below), it will not and will cause each Borrower not to transfer, loan, contribute, make a dividend or distribution to or otherwise make available in any manner whatsoever to any Affiliate that is not a Borrower, any Advances, loans, loan repayments, cash, funds or assets owned by each and every Borrower or to otherwise provide a guaranty or other financial support or accommodation.”         “Permitted Transfers” shall mean (i) funds transferred to Parent or paid on behalf of Parent for expenses incurred by Parent for legal, accounting, audit and other corporate related expenses, (ii) funds transferred or otherwise used by Parent for normal course of business transactions approved by the Board of Directors of Parent, and (iii) funds deployed towards the Company’s Regulation A securities offering under the Securities Act of 1933, provided that with respect to funds borrowed under this Loan Agreement, no more than $50,000 per month may be used for such offering.

n.	The Agreement shall be amended by adding the following Section 12.15:

“12.15. Prohibition on payments on subordinated debt. Other than payment specifically permitted under the Intercreditor Agreement with Decathlon, Borrower covenants and agrees that it shall make no payments of any kind on any subordinated or other indebtedness.”

o.	Section 17.1 Events of Default shall be amended by adding the following Sub-Sections (j) and (k):

“(j)         Borrower or any Affiliate defaults under any other agreement for indebtedness if the effect of such default is to enable the holder of such indebtedness to make demand for payment prior to the maturity thereof and such default continues beyond any applicable grace or cure period; or (k) A Change of Control occurs.”

p.	Section 21 Termination; Effective Date. Shall be amended by the deletion of Section 21.1 in its entirety and adding the following revised Section 21.1:

“21.1. Subject to the Early Termination Fee, this Agreement will be effective on the date it is signed by the Parties and shall continue until December 31, 2023 unless Borrower shall provide 60 days prior written notice to Lender of its intention to terminate whereupon this Agreement shall terminate on the date set forth in said notice (an “Early Termination Date”) upon successful repayment of all outstanding Obligations.”

Amendment No. 5 to Financing and Security Agreement

q.	Section 36 Definitions and Index to Definitions. is amended as follows:

(a)	The definition of “Clearance Days” in Section 36(h) is hereby amended and restated as follows:

“(h) “Clearance Days” – Three (3) Business Days.”

(b)	The definition of “Loan Documents” is hereby added to Section 36 of the Agreement alphabetically as follows:

“Loan Documents” shall mean, collectively, this Financing and Security Agreement and any other agreements, instruments, certificates or other documents entered into in connection with this Financing and Security Agreement, including collateral documents, letter of credit agreements, riders covering inventory or other loans, security agreements, pledges, guaranties, mortgages, deeds of trust, assignments and subordination agreements, and any other agreement executed by Borrower, any guarantor or any affiliate of Borrower or any guarantor pursuant hereto or in connection herewith.”

(c)	The Agreement is amended by deleting the definition of LIBOR Rate in Section (bb) and reserving that section and by adding the following definition of Prime Rate alphabetically as follows:

“Prime Rate” means the greater of: (a) 8.50% or (b) the highest rate published from time to time by the Wall Street Journal as the Prime Rate for such day, or, in the event the Wall Street Journal ceases to publish the Prime Rate, the base, reference or other rate then designated by Wells Fargo Bank for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (b) shall be deemed to be zero). The effective interest rate applicable to undersigned’s loans shall change on the date of each change in the Wall Street Journal Prime Rate.”

(d)	The definition of “Term” in Section 36(pp) is hereby amended and restated as follows:

“(pp) “Term” – December 31, 2023”

r.

Schedules 12.5, 14.3 and 14.8 attached hereto replace and supersede the Schedules of the Financing Agreement and are current, true and correct. Borrower agrees to update the Schedules if any changes shall occur.

s.

Amendment to all Loan Documents. All references to “Fast Pay Partners LLC”, “Lender”, or other similar references in the Loan Documents shall be amended and deemed to be references to SLR Digital Finance LLC.

Amendment No. 5 to Financing and Security Agreement

15.	Conditions Precedent to Effectiveness of this Amendment.

j.	The Financing Agreement must be in effect, without termination;

k.	No Default or Event of Default shall have occurred or be continuing under the Financing Agreement;

l.	The payment to Lender of an amendment fee in the amount of $10,000 which has been fully earned and charged to the Reserve Account;

m.	Borrower shall pay all of Lender’s reasonable legal services fees and expenses in the in connection with this Amendment.

n.

Vado Corp., a Nevada corporation, shall have executed and delivered to Lender a Guaranty Agreement, Security Agreement, Secretary’s Certificate and such other documents as Lender shall require in connection with a full guaranty by Vado Corp., of the full and timely payment and performance by Borrower of its Obligations;

o.

Jason Wulfsohn, a California resident, shall have executed and delivered to Lender a Guaranty Agreement, Security Agreement, Secretary’s Certificate and such other documents as Lender shall require in connection with a full guaranty by Jason Wulfsohn, of the full and timely payment and performance by Borrower of its Obligations;

p.

Lender shall have received evidence satisfactory to it regarding the indebtedness of Borrower, and to the extent requested by Lender, acceptable intercreditor or subordination agreements shall be delivered to Lender with respect to any such debt.

q.

Effective Date. Upon completion of the foregoing conditions, this Amendment shall be effective as of the July 1, 2023, provided however that all changes to Fees provided for in this Amendment No. 5 shall be deemed effective as of July 31, 2023 except payment of the Early Termination Fee which shall be deemed to have been effective since the date of the Financing Agreement, subject to any changes to the amount or timing of payment of such Early Termination Fee set forth in this or any other amendment to the Financing Agreement.

16.

Conditions Subsequent. The following Conditions subsequent must be completed within the respective time periods indicated. If such items are not so completed, an Event of Default shall be deemed to have occurred under the terms of the Financing Agreement:

a.         Borrower shall cause collections and all other payments due to Borrower to Lender’s Wells Fargo account ending in 1856;

b.         Borrower shall provide read only access to Lender for Borrower’s read-only bank access to its Chase account; and

c.         Borrower to provide to Lender evidence satisfactory to it that Borrower’s Bridge Bank account ending in #6232 has been and remains closed.

17.	Sections 29, 30, and 31 of the Financing Agreement are hereby incorporated herein by reference mutatis mutandis.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

Amendment No. 5 to Financing and Security Agreement

IN WITNESS WHEREOF, the parties here have executed this Amendment as of the day, month, and year first above written.

BORROWER:                                                                            SOCIALCOM INC.

Signature: /s/ Jason Wulfsohn

Name: Jason Wulfsohn

Title:           CEO

LENDER:                                                                                    SLR DIGITAL FINANCE LLC,

f/k/a Fast Pay Partners LLC

Signature: Danielle Baldaro

Name:         Danielle Baldaro

Title: SVP, DF Portfolio Manager

Amendment No. 5 to Financing and Security Agreement

SCHEDULE 12.5

PERMITTED INDEBTEDNESS FOR BORROWED MONEY

SCHEDULE 14.3

FORMER NAMES AND TRADE NAMES

SCHEDULE 14.8

DISCLOSURE OF REGISTERED PATENTS, COPYRIGHTS, AND TRADEMARKS

PATENTS AND PATENT APPLICATIONS

COPYRIGHTS AND COPYRIGHT APPLICATIONS

TRADEMARKS OR TRADEMARK APPLICATIONS

MATERIAL INTELLECTUAL PROPERTY LICENSES